Exhibit 8.1

List of Caledonia Mining Corporation Plc group entities

	Country of incorporation	Legal shareholding (year end)
		2025	2024	2023
Subsidiaries within the Caledonia Mining Corporation Plc Group		%	%	%
Caledonia Holdings Zimbabwe (Private) Limited(1)	Zimbabwe	100	100	100
Caledonia Mining Services (Private) Limited(6)	Zimbabwe	–	100	100
Fintona Investments Proprietary Limited	South Africa	100	100	100
Caledonia Mining South Africa Proprietary Limited(1)	South Africa	100	100	100
Greenstone Management Services Holdings Limited	United Kingdom	100	100	100
Blanket Mine (1983) (Private) Limited(2)	Zimbabwe	64	64	64
Blanket Employee Trust Services (Private) Limited (“BETS”)(3)	Zimbabwe	–	–	–
Motapa Mining Company UK Limited	United Kingdom	100	100	100
Arraskar Investments (Private) Limited(4)	Zimbabwe	100	100	100
Bilboes Gold Limited (7)	United Arab Emirates	100	100	100
Bilboes Holdings (Private) Limited(5)	United Kingdom	100	100	100
Caledonia Mining FZCO(1)	United Arab Emirates	100	100	100
Caledonia (Connemara) (Private) Limited(2)	Zimbabwe	100	100	100
Caledonia (Maligreen) (Private) Limited(2)	Zimbabwe	100	100	100
Caledonia (Bilboes & Motapa) (Private) Limited(4)	Zimbabwe	100	100	100

(1)	Direct subsidiary of Greenstone Management Services Holdings Limited (United Kingdom)
(2)	Direct subsidiary of Caledonia Holdings Zimbabwe (Private) Limited
(3)	Direct ownership in Blanket Mine (1983) (Private) Limited
(4)	Direct subsidiary of Motapa Mining Company UK Limited
(5)	Direct subsidiary of Bilboes Gold Limited
(6)	Ceased to be a subsidiary on April 11, 2025
(7)	Bilboes Gold Limited previously registered in Mauritius was registered in Dubai during December 2025.